Exhibit 99.2

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

Ceva, Inc.

Fourth Quarter and Full Year 2023 Financial Results Conference Call

Prepared Remarks of Amir Panush, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

February 14, 2024

8:30 A.M. Eastern

Richard

Good morning everyone and welcome to Ceva’s fourth quarter and full year 2023 earnings conference call. Joining me today on the call are Amir Panush, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of Ceva.

Forward Looking Statements and Non-GAAP Financial Measures

Before handing over to Amir, I would like to remind everyone that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of Ceva to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include statements regarding our market positioning, strategy and growth opportunities, including expectations for expansion into new markets and use cases as well as expectations regarding our customers’ production of products using our IP, market trends and dynamics, demand for and benefits of our technologies, and our expectations and financial goals and guidance regarding future performance.

Ceva assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, following the divestment of the Intrinsix business to Cadence, financial results from Intrinsix were transitioned to a discontinued operation beginning in the third quarter of 2023, and all prior period financial results have been recast accordingly. We will also be discussing certain non-GAAP financial measures which we believe provide a more meaningful analysis of our core operating results and comparison of quarterly results. A reconciliation of non-GAAP financial measures is included in the earnings release we issued this morning and in the SEC filings section of our investors relations website at investors.ceva-ip.com.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

With that said, I’d like to turn the call over to Amir who will review our business performance for the quarter, review the year and provide some insight into our ongoing business. Amir;

Amir

Thank you, Richard. Good morning everyone and thank you for joining us today. 2023 was the beginning of a transformational journey for Ceva, and I am very pleased with the progress we made in my first year with the company. Following the recent in-depth strategic review to really understand our strengths and technology leadership, we have positioned Ceva as the trusted partner for semiconductor companies and OEMs who need our IP to enable three fundamental use cases for smart edge devices – the abilities to connect, sense and infer data, more reliably and efficiently. We have realigned our business to focus our investments and R&D efforts around these use cases and on mega end markets where we see very strong growth opportunities – consumer, automotive, industrial and infrastructure. Even against a difficult business backdrop in 2023 that continues to affect the semiconductor industry and its end markets, we are already seeing evidence that our updated strategy is producing results. Our customer engagements are deeper, across the value chain, across our entire technology portfolio and expanding into new end markets and strategic opportunities. I’ll provide a review of the year shortly, but before that I will review the fourth quarter.

For the fourth quarter, our total revenues were in line with our expectations. I am proud of how we have and continue to manage through the challenges in the markets we serve and significantly improve our profitability and earnings power through our focus on operating efficiency. In licensing, while the total licensing revenue recognized in the quarter was lower than usual, the interest in our diversified portfolio and potential new customer opportunities remains solid. We saw good progress on a number of fronts, including a strategic license deal with a U.S. based MCU leader for our Wi-Fi 6 IP and a licensing deal with one of our major automotive customers to integrate our AI software compiler into their ADAS chips. In royalties, we saw a return to year-over-year growth for the first time since Q3 ’22, with a rebound in mobile and across consumer IoT and industrial IoT, where we have a large and diversified customer base. Both mobile and the IoT markets produced their strongest royalty revenues of the year. Unit volumes in the quarter were up 21% from the fourth quarter 2022 level.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

Overall in licensing, we signed 17 deals in the quarter, 11 of which were for our IPs enabling connect use cases, where we continue to leverage our broad portfolio of long and short range wireless IPs to build our leadership position and market share in connectivity for smart edge devices. This is evidenced by agreements spanning Bluetooth, Wi-Fi, UWB, cellular IoT and 5G RedCap signed in the quarter, as more and more chip designs integrate connectivity as a mandatory requirement. As I mentioned a few moments ago, one of the deals was with a leading U.S. MCU company for our Wi-Fi 6 IP. This company licensed our Wi-Fi 6 IP to augment their internal wireless connectivity development efforts and ensure they have a leading solution for their customers. This is a trend that we are seeing more and more recently, where established companies with internal R&D teams and major investments around wireless connectivity need help to advance their product roadmaps and stay competitive. Ceva is consistently at the leading edge, with the latest standards developed in the same timeframe as the market leaders. As these technologies become more complex and the demands on the customers to consistently be in the market with the latest features, we are viewed as a trusted partner who can help these companies reach their product development goals, while reducing their risk and time-to-market. This is why we are increasingly being recognized as the de facto choice for wireless connectivity IP globally, which forms the backbone of our smart edge strategy.

We also had a good quarter in licensing for our hardware and software IPs for sensing and inference, with 6 deals signed, highlighted by a licensing deal with one of our major automotive customers to integrate our AI software compiler into their ADAS chips. This customer had already licensed and deployed our AI engine to add high-compute performance in their automotive system on chips product family targeting ADAS and autonomous driving. These SoCs are now in production and are expected to be deployed in mass-market vehicles by the end of 2024. The licensing deal we completed this quarter with this customer enables automotive Tier-1 suppliers and OEMs direct access to our AI engine in the SoC to deploy their proprietary AI software algorithms and allows them bring value-add functionality and differentiation to the performance of the production vehicle. This is an important milestone for our customer and for Ceva, as the automotive industry is constantly looking for open ADAS architectures as an alternative to closed, vertical solutions that don’t allow for differentiation. We anticipate that we will generate meaningful royalty revenues from automotive SoCs, with initial royalties contributing to our growth in 2024, and continuing to grow in 2025 and beyond.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

Other deals in the quarter under this category include customers for our audio AI and sensor fusion AI DSPs and our voice processing software.

At Ceva, when we speak about Edge AI and Smart Edge devices, we are not just focusing on the inference workload that most people associate with these devices. Every one of these devices needs to be connected, in order to get data off the device and connect via the internet. Every one of these devices needs to be able to sense its environment using vision, sound and motion and generate data. Every one of these devices will increasingly need some inference capabilities to interpret and act upon this data. This is what the Smart Edge is and we are the only IP company capable of delivering the technology required to address all three use cases.

Turning to royalties for the quarter, we saw a strong recovery in mobile, driven by restocking demand for Android smartphones in emerging markets. In consumer IoT, and the broad IIoT markets, demonstrating our diversified offering and customer base, we recorded our best quarter of the year, with notable strength for our connectivity customers. This was our third consecutive quarter of royalty growth, as we built momentum throughout the year. More significantly, this was the first quarter to surpass $12 million in royalties since Q4 ’21, and serves as a strong proof point for our royalty business potential going forward.

For the full year 2023, we reported total revenue of $97.4 million, 19% lower than 2022, primarily due to a return to a more normal licensing environment following a couple of years in which we were able to capitalize on a surge in design activity driven by exceptional consumer end market demand resulting from post-COVID spending and the shift to work-from-home. Licensing and related revenue was $57.6 million, down 23%. We signed 53 licensing agreements across our extensive IP portfolio; 10 of those deals were with OEMs who are integrating our IP’s into their end products. In terms of end markets, 29 of the deals target consumer, and 23 for IIoT, including 7 for automotive, and 1 for other markets.  This deal breakdown serves as another indicator of our focus on the end markets with the largest licensing base and the greatest projected growth potential.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

In full year royalties, despite the slow start to the year, and the soft end markets throughout 2023, royalties grew sequentially each quarter throughout the year, to reach $39.8 million, down 12% year-over-year. The decline is mainly attributable to mobile and 5G RAN related royalties, which combined to be down 22% year-over-year. On the positive side and in line with the strength of our connectivity products, royalty revenues related to our Bluetooth, Wi-Fi and cellular IoT business lines combined to grow 5% year-over-year, mainly due to higher royalty rate contribution from our new Wi-Fi 6 customers.

In terms of end markets, consumer IoT was 41% of royalties, followed by mobile at 36% and the growing IIoT end markets at 23%. Looking ahead to 2024, we are excited by the royalty growth potential of our Wi-Fi 6 royalties, the continued momentum in our Bluetooth and cellular IoT customer base across consumer and industrial markets and the expected initial ramp of automotive ADAS royalties in the second half of the year.

Looking back on the year in terms of achievements and milestones, there are a few that I would like to elaborate on:

As I mentioned earlier, we started the year with a strategic review of the business and decided to focus all our efforts on being a pure IP player. This led to the decision to divest the Intrinsix aerospace and defense design services business. In line with this strategy, in April we acquired VisiSonics, a small spatial audio software business, which bolstered our software business and enabled us to address the high-volume headset and earbuds space with value-add software. This culminated with our first spatial audio deal with boAt, India’s #1 wearables and hearables OEM and #2 worldwide behind only Apple. The strategic review also led to the decision to give the company a brand refresh to better reflect our position as the trusted partner for transformative IP for the smart edge. Collectively, these efforts have enabled us to align our investments and focus, and were implemented in tandem with a stringent plan to control expenses and ensure we create operating leverage for the betterment of our shareholders. All of this culminated in our investor and analyst day in December, where we shared our vision and strategy for the company, our refreshed brand and our long-term financial model.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

In terms, of new product launches, we had multiple achievements.

For connectivity, we launched our most powerful DSP architecture to date, addressing 5G-Advanced use cases for infrastructure, industrial, mobile and new use cases like 5G satellite communications, and 5G vehicle to everything, our UWB Radar platform for automotive child presence detection; and our Bluetooth solution for Electronic Shelf Labels, an emerging, high-volume market.

For sensing, we launched our Channel sounding Bluetooth solution, enabling high-accuracy secure positioning for automotive, industrial and the IoT.

For inference, we launched our scalable NPU AI architecture, capable of running generative AI in smart edge devices with industry-leading efficiency.

All of these product introductions demonstrate our commitment to the Smart Edge and our diversified IP portfolio position, and have been very well received by our customer base. Moreover, these products will serve our licensing business in 2024, along with recent product introductions like our Wi-Fi 7 IP.

Overall, looking across our corporate, product, customer and end markets milestones in 2023, I am extremely proud of what we have achieved and am excited about what’s ahead for 2024 and beyond. None of this would have been possible without the dedication, passion and incredible efforts of our employees worldwide, and I would like to take this opportunity to thank them.

Looking ahead into 2024, and our expectations, the Semiconductor Industry Association expects the global semiconductor industry to return to healthier growth following a weak 2023. There still remains however some short-term challenging conditions in the industrial and automotive end markets which are not expected to clear until the second half of the year, and possible inventory buildup that will need be worked down in the first part of the year. Yaniv will provide quantitative guidance shortly.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

Finally, I want to sincerely wish you and your families a successful and peaceful 2024. I look forward to meeting many of you at conferences, tradeshows and other industry events throughout the year.

Now I will turn the call over to Yaniv for the financials.

Yaniv

Thank you, Amir. I’ll now start by reviewing the results of our operations for the fourth quarter of 2023.

-	Revenue for the fourth quarter was $24.2 million, as compared to $30.3 million for the same quarter last year. The revenue breakdown is as follows:
-	Licensing and related revenue was $11.8 million, reflecting 49% of total revenues, as compared to $19.4 million for the fourth quarter of 2022.
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Royalty revenue was $12.3 million, reflecting 51% of total revenues, up 13% from $10.9 million for the same quarter last year. This is a return to year-over-year growth in royalties for the first time since Q3 ’22.

-        Quarterly gross margins slightly better than expected on GAAP and in-line with non-GAAP basis. Gross margin was 91% on a GAAP basis and 92% on a non-GAAP basis compared to our 90% and 92% guidance on GAAP and non-GAAP, respectively. Non-GAAP gross margin for the fourth quarter of 2023 excluded: (a) equity-based compensation expenses of $0.2 million and (b) amortization of acquired intangibles of $0.1 million.

-        Total GAAP operating expenses for the fourth quarter was in line with the mid-range of our guidance at $24.7 million.

-        Total non-GAAP operating expenses for the fourth quarter, excluding equity-based compensation expenses, amortization of intangibles and deal costs, were $20.3 million, at the lower-end of our guidance.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

-        GAAP operating loss for the fourth quarter was $2.8 million, down from a GAAP operating profit of $1.0 million in the same quarter a year ago. GAAP quarterly operating loss included one-time: (a) equity-based compensation expenses of $4.1 million, (b) the impact of the amortization of acquired intangibles of $0.3 million and (c) $0.4 million of deal related costs.

-        GAAP taxes were $7.2 million, non-GAAP taxes were $1.4 million. GAAP tax expenses included (a) $1.3 million tax charges as a result of the completion of a tax audit for prior years, and (b) $4.5 million tax charges, including one-time write off of a deferred tax asset related to Section 174 of the U.S. tax code.

-        GAAP net loss for the fourth of 2023 quarter was $8.1 million and diluted loss per share was 34 cents, as compared to net income of $4.5 million and diluted income per share of 19 cents for the fourth quarter of 2022.

-        Non-GAAP net income and diluted EPS for the fourth quarter of 2023 were $2.4 million and 10 cents, respectively as compared to $7.0 million and 29 cents reported for same period last year. Non-GAAP net income and diluted income per share for the fourth quarter of 2023 excluded: (a) equity-based compensation expenses of $4.1 million, (b) the impact of the amortization of acquired intangibles of $0.3 million, (c) $0.4 million of deal related costs, (d) $0.1 million income associated with remeasurement of marketable equity securities, (e) $1.3 million tax charges, an impact as a result of the completion of a tax audit for prior years and (f) $4.5 million tax charges, including one-time write off of a deferred tax asset related to Section 174 of the U.S. tax code. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2022 excluded: (a) equity-based compensation expenses of $3.8 million, (b) the impact of the amortization of acquired intangibles of $0.4 million, (c) $0.2 million loss associated with the remeasurement of marketable equity securities, (d) $0.3 million relating to impairment of closed office, (e) impairment expenses of $1.3 million relating to retirement of executives and (e) $3.5 million income associated with Section 174 of the U.S. tax code.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

With respect to other related data

Shipped units by Ceva licensees during the fourth quarter of 2023 were 453 million units, up 21% from the fourth quarter 2022 reported shipments.

-	Of the 453 million units reported, 101 million units, or 22%, were for mobile handset modems.
-	325 million units were for consumer IoT products, up from 286 million units in Q4 ’22.
-	27 million units were for IIoT products, up from 21 million in Q4 ’22.
-	Bluetooth shipments were 244 million units in the quarter, up 11% year-over-year.
-	Cellular IoT shipments were a quarterly record 45 million units, up 82% year-over-year.
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Wi-Fi shipments were 31 million units, down 17% year-over-year. However, Wi-Fi royalties were up 86% year-over-year, reflecting the higher per-unit royalty we get for Wi-Fi 6 shipments versus the older Wi-Fi standards.

As for the year

●	Our total unit shipments were 1.6 billion in 2023, down slightly from 1.7 billion in 2022, and which equates to approximately 50 Ceva-powered devices sold every second in 2023.

●	Annual mobile modem shipments were down 13% year-over-year to 286 million units, reflecting the soft smartphone market in 2023, particularly at the start of the year.

●	Annual Consumer IoT related shipments were 1.25 billion units, down just 4% year-over-year.

●	Annual IIoT related shipments were 84 million units, up 17% year over year.

●	Cellular IoT and Audio AI DSP shipments both experienced strong growth in 2023, up 64% and 56%, respectively from 2022.

●

In terms of royalty contribution highlights, Cellular IoT royalty revenues were an all-time record high, up 47% year-over-year, Audio AI DSP royalty revenues were up 111% year-over-year and Wi-Fi royalty revenues were up 40% year-over-year.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

As for the balance sheet items

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As of December 31, 2023, Ceva’s cash and cash equivalent balances, marketable securities and bank deposits were $166 million. In 2023 we repurchased approximately 279,000 shares for approximately $6.2 million. As of today, around 700,000 shares are available for repurchase under the repurchase program as expanded in November 2023.

-	Our DSO for the fourth quarter of 2023 continue to be lower than the norm at 32 days, similar to our prior quarter.
-	During the fourth quarter, we generated $5.5 million cash from operating activities, on-going depreciation and amortization was $1.0 million, and purchase of fixed assets was $0.8 million.
-	At the end of the fourth quarter, our headcount was 424 people, of whom 350 were engineers.

Now for the guidance

As we recently presented and shared in our December 2023 analyst day, Ceva’s longer-term vision is to achieve a four-year revenue growth of 8%-12% CAGR. This will enable and generate significant earnings power, operating leverage and net-income growth. Amir highlighted earlier our key 2023 achievements and the new focus on pure IP play, and we are executing this plan one step at a time to address the three pillars of connect, sense, and infer.

Our licensing and related revenues business will continue to expand into new markets and use cases in the IIoT and consumer IoT, offering connectivity platforms, AI solutions (including AI engines, NPUs and software), Audio AI and more.

On royalties, we expect our connectivity products to continue to show strength in 2024, with royalty revenues related to our Bluetooth, Wi-Fi and cellular IoT business lines to grow. Smartphones have their seasonality trends and known headwinds. The Consumer IoT and Industrial IoT markets are large, diversified and present us with a solid platform for long-term growth.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

On an annual basis, our revenue is expected to grow 4%-8% over 2023, with lower growth in the first half of the year and higher in the second.

On the expense side, as we discussed, we implemented cost control measures and plan to keep our 2023 overall expense levels (including both COGS & OPEX) flattish, at a range of $93.0 million – $96.0 million. Overall non-GAAP COGS expense is expected to decrease by approximately $1.5 million and non-GAAP OPEX is expected to increase by approximately $2.0 million.

Specifically for the first quarter of 2024

-         With typical seasonality in shipments of consumer IoT and mobile products post the holiday season, we expect overall revenue to be 2%-6% lower sequentially, and with a different mix of licensing and royalty revenues than from the quarter we just reported.

-          Gross margin is expected to be approximately 91% on a GAAP basis and 92% on a non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.1 million amortization of acquired intangibles.

-         GAAP OPEX for the first quarter of 2024 is expected to be in the range of $24.5 million to $25.5 million. Of our anticipated total operating expenses for the first quarter, $4.0 million is expected to be attributable to equity-based compensation expenses, and $0.2 million for amortization of acquired intangibles. Non-GAAP OPEX is expected to be in the range of $20.3 million – $21.3 million.

-         Net interest income is expected to be approximately $1.4 million.

-         Taxes for the first quarter are expected to be approximately $1.2 million.

-         Share count for the first quarter of 2024 is expected to be 25.3 million shares.

Ceva, Inc. Q4 & FY 2023 Financial Results Conference Call - Prepared Remarks :: Feb 14, 2024

Operator: You can now open the Q&A session

Wrap Up: Richard

Thank you for joining us today and for your continued interest in Ceva. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-ip.com.

With regards to upcoming events, we will be participating in the following conferences:

●	Mobile World Congress #MWC24, February 26-29 in Barcelona, Spain
●	Loop Capital Markets 5th Annual Investor Conference, March 12 in New York
●	36th Annual Roth Conference, March 18 and 19 in Dana Point, California
●	Mizuho Americas Israel Growth Conference, March 25 in New York

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye